Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

OF THE COAST DISTRIBUTION SYSTEM, INC.

UNANIMOUSLY REJECTS UNSOLICITED ACQUISITION PROPOSAL

FROM BELL INDUSTRIES, INC.

COMPANY ALSO ADOPTS SHAREHOLDER RIGHTS PLAN

MORGAN HILL, Calif., February 3, 2006 — The Coast Distribution System, Inc. (AMEX: CRV) today announced that a Special Committee of its Board of Directors, comprised of independent directors who also constitute a majority of the Board, which was formed for the purpose of evaluating an unsolicited non-binding proposal from Bell Industries, Inc. to acquire the Company for $7.70 per share in cash, has unanimously rejected that proposal. A letter communicating the Special Committee’s decision was sent to Bell today.

Thomas R. McGuire, Chairman and Chief Executive Officer stated, “The Special Committee of the Board, with the assistance of its financial advisor, Seven Hills Partners, LLC, reviewed Bell’s proposal and concluded that it does not reflect the underlying value of the Company and that a transaction with Bell is not in the best interests of the Company’s stockholders.” Among other things, the Special Committee concluded that the Bell’s proposal fails to reflect Coast’s leadership position in the RV aftermarket, the relationships that Coast has established with leading product suppliers not only in the United States, but also in the Far East and Europe, and the fact that longer-term demographics are favorable to Coast as its target market of consumers age 50 and older is expected to substantially increase over the next 30 years.

According to the letter that was sent to Bell reporting the Special Committee’s decision, the Special Committee also determined that Bell’s offer of $7.70 per share in cash, which represents a premium of only about 4% over the closing price of Coast’s shares on the day prior to the public announcement of Bell’s proposal, does not take into account the following developments in Coast’s business, which the Special Committee believes will generate significant value and returns for Coast’s stockholders in the upcoming years:

•	Coast’s financial performance not only in 2004, when it achieved record earnings in a year when market conditions in the RV industry were relatively favorable, but also in 2005 during which Coast has outperformed most of the other public companies in the RV industry despite the difficult market conditions in the RV industry due primarily to record gasoline prices and rising interest rates;

•	The inauguration in 2005 of Coast’s cash dividend program that provides for the payment of regular quarterly cash dividends to its stockholders, which was made possible by Coast’s financial performance; and

•	Coast’s expansion of its overseas product sourcing initiatives, resulting in the introduction of additional proprietary products which, in the view of the Special Committee, position Coast to achieve further growth and increased profitability over the next several years.

Shareholder Rights Plan

Coast also announced that, in light of the Bell proposal and recent adverse market conditions, such as high gasoline prices and increasing interest rates, which have depressed the stock prices of companies in the RV industry, the Special Committee of its Board of Directors has approved a Shareholder Rights Plan and declared a dividend distribution of one stock purchase right on each outstanding share of the Company’s common stock, to all stockholders of record as of February 15, 2006. This action was taken in an effort to ensure that Coast’s Board of Directors is able to preserve all of its options to create value for all its stockholders.

The Rights under this Rights Plan are designed to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed hostile takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics, which are designed to gain control of the Company and which are not in the best interests of the Company and all of its stockholders. The Rights Plan is not designed or intended to prevent an acquisition of Coast on terms that are determined to be fair and in the best interests of all of its stockholders. Additionally, the term of the Shareholder Rights Plan is only three years and the Rights Plan will terminate in just one year, on February 15, 2007, if the Company’s stockholders have not approved the Plan by that time.

Additionally, the Rights will not be triggered as a result of a “Qualified Offer” to acquire the Company. To constitute a “Qualified Offer” an offer must satisfy a number of conditions designed to ensure that all of the Company’s stockholders are treated fairly, including the following conditions:

•	The same share price and consideration must be offered for all shares to be acquired in the offer;

•	The consideration must consist of at least eighty percent (80%) cash (and any non-cash portion must be comprised of shares listed on a national exchange or the Nasdaq National Market System), and must be paid upon consummation of the offer;

•	The offer must not be subject to any financing contingencies or any condition relating to completion of or satisfaction with any due diligence or similar investigation;

•	The offer must be accompanied by a written opinion, of a nationally recognized investment banking firm, stating that the price to be paid is fair from a financial point of view to the Company’s stockholders; and

•	The offer must be approved by the Company’s stockholders at a special meeting called for that purpose.

Under the terms of the Rights Plan, the Rights will generally become exercisable 10 business days after any person or group acquires beneficial ownership of 25% or more of the Company’s common stock. Upon becoming exercisable, the Rights will trade separately from the common stock and as soon as practicable thereafter, separate certificates evidencing the Rights will be mailed to the holders of record of the Company’s common stock as of the close of business on the date such event occurs and, thereafter, the separate Rights certificates alone will represent the Rights. However, the Board of Directors may redeem the Rights, at a price of $0.001 per Right, at any time prior to the date the Rights become exercisable.

The Rights dividend will be made on February 15, 2006 to stockholders of record on that date, or as promptly thereafter as permitted under the rules and regulations of the American Stock Exchange and will attach to shares of common Stock issued by the Company after that date. However, until the Rights become exercisable, the Rights will not be evidenced by separate certificates and will trade with the Company’s common stock. Therefore, it will not be necessary for stockholders to take any action or to exchange their share certificates for new share certificates as a result of the adoption of the Rights Plan. The receipt of the Rights is not taxable to the Company’s stockholders.

Company stockholders will receive more information about the Rights Plan in the mail and information about the Rights Plan also will be provided in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

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About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of the leading suppliers of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Cautionary Statements Regarding Forward-Looking Information

Statements and comments in this news release regarding our expectations and beliefs about Coast Distribution’s future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements and comments in this news release, including statements about our expectations or optimism, regarding our future financial performance, are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others:

•	Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which would, in turn, lead them to reduce their purchases of the products we sell.

•	Increases in interest rates which affect the availability and affordability of financing for RVs and boats, and increases in the prices or shortages in the supply of gasoline which increase the costs of using and, therefore, can adversely affect the willingness and ability of consumers to purchase and use, RVs and boats, which would cause declines in our sales and, therefore, in our earnings.

•	Unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions.

•	Increases in price competition within our markets that could reduce our margins and, therefore, our earnings.

•	Our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier encounters production or other problems or decides to terminate its supply arrangement with us.

•	Possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2004 Annual Report, whether as a result of new information, future events or otherwise.

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